Wiley Raises Dividend for 33rd Consecutive Year, Powered by Research and AI Momentum, Record Margins, and Strong Cash Flow

Hoboken, NJ, June 25, 2026 – Wiley (NYSE: WLY), a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning, today announced that its Board of Directors has declared a quarterly cash dividend of $0.3575 per share on its Class A and Class B Common Stock, payable on July 23, 2026, to shareholders of record on July 7, 2026. The quarterly dividend is equivalent to an annual dividend of $1.43 per share, an increase from $1.42 per share in Fiscal 2026. It is Wiley’s 33rd consecutive annual increase.

Wiley recently reported results for the fourth quarter and Fiscal 2026. Highlights included:
•Research growth: delivered mid-single digit revenue growth and 100 basis points of Adjusted EBITDA margin expansion in Research; recently acquired Emerald Publishing to increase scale in Research and proprietary content advantage in the AI economy
•AI growth: delivered $49 million of AI revenue (+23% over prior year) with recurring revenue rapidly scaling
•Record margins: expanded Adjusted Operating Margin by 260 basis points to a record 17.7%
•Cash flow growth: delivered Free Cash Flow of $195 million, up 55% over prior year
•Record return to shareholders: returned a record $174 million to shareholders through dividends and share repurchases, including $100 million of repurchases

Please see Wiley’s Q4 earnings release, presentation, and call transcript at investors.wiley.com/quarterly-results.

About Wiley
Wiley (NYSE: WLY) is a global leader in authoritative content and research intelligence for the advancement of scientific discovery, innovation, and learning. With more than 200 years at the center of the scholarly ecosystem, Wiley combines trusted publishing heritage with AI-powered platforms to transform how knowledge is discovered, accessed, and applied. From individual researchers and students to Fortune 500 R&D teams, Wiley enables the transformation of scientific breakthroughs into real-world impact. From knowledge to impact—Wiley is redefining what's possible in science and learning. Visit us at Wiley.com. Follow us on Facebook, X, LinkedIn, and Instagram.

Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

Category: Earnings releases